As filed with the Securities and Exchange Commission on December 16, 2021

Registration Statement No. 333-259793

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tritium DCFC Limited

(Exact name of Registrant as Specified in its Charter)

N/A

(Translation of registrant name into English)

Australia	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

48 Miller Street

Murarrie, QLD 4172

Australia

+61 (07) 3147 8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jane Hunter Tritium Holdings Pty Ltd 48 Miller Street Murarrie, QLD 4172 Australia +61 (07) 3147 8500	Christopher Lueking Ryan Maierson Roderick Branch Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, IL 60611 (312)-876-7700	Peter Haskopoulos Decarbonization Plus Acquisition Corp. II 2744 Sand Hill Road Menlo Park, CA 94025 (212) 993-0076	E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin St. Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (4)	Proposed maximum offering price per unit (5)	Proposed maximum aggregate offering price (5)	Amount of registration fee (6)(9)
NewCo Ordinary Shares(1)(3)(8)	170,312,500	$9.89	$1,684,390,625.00	$183,768.00
NewCo Warrants(2)(3)	21,783,334	$1.31	$28,536,167.54	$3,114.00
NewCo Ordinary Shares issuable upon exchange of Warrants(7)(8)	21,783,334	$ (7) (8)	$ (7)	$ (7)
Aggregate Fee				$186,882.00

(1)

Represents the estimated maximum number of fully paid ordinary shares in the capital of the registrant (“NewCo Ordinary Shares”) to be issued by Tritium DCFC Limited, an Australian unlisted public company limited by shares (“NewCo”) hereunder upon completion of the business combination described in the proxy statement/prospectus contained herein (the “Business Combination”) and is based on (i) up to 50,312,500 NewCo Ordinary Shares to be issued in connection with the consummation of the Business Combination in exchange for 40,250,000 shares of Class A common stock, par value $0.0001 per share, of Decarbonization Plus Acquisition Corporation II (“DCRN” and such shares, which are subject to possible redemption, the “DCRN Class A Common Stock”) and 10,062,500 shares of Class B common stock, par value $0.0001 per share, of DCRN (the “DCRN Class B Common Stock” and together with the DCRN Class A Common Stock, the “DCRN Common Stock”) outstanding on the date hereof; and (ii) 120,000,000 NewCo Ordinary Shares to be issued to existing shareholders of Tritium Holdings Pty Ltd (“Tritium”) in connection with the consummation of the Business Combination.

(2)

Represents the estimated maximum number of warrants to purchase ordinary shares of NewCo (the “NewCo Warrants”) to be issued hereunder upon completion of the Business Combination and is based on (i) 13,416,667 warrants of DCRN (“DCRN public warrants”) sold to the public in DCRN’s initial public offering (the “DCRN IPO”), (ii) 7,366,667 DCRN warrants (as defined below) issued to Decarbonization Plus Acquisition Sponsor II, LLC, a Delaware limited liability company (“DCRN Sponsor”) and certain of DCRN’s independent directors in connection with the DCRN IPO (the “DCRN private placement warrants” and together with the DCRN public warrants, the “DCRN warrants”) and (iii) up to 1,000,000 private placement warrants that may be issued to DCRN Sponsor in connection with working capital loans made by DCRN Sponsor to DCRN.

(3)

Shares of DCRN Class A Common Stock, DCRN warrants and DCRN’s units sold in the DCRN IPO, each of which consists of one share of DCRN Class A Common Stock and one-third of one DCRN Warrant (“DCRN units”) are currently listed on the NASDAQ Capital Market (the “NASDAQ”) under the symbols “DCRN,” “DCRNW” and “DCRNU,” respectively. Upon the closing of the Business Combination, these DCRN securities will be delisted from NASDAQ and the NewCo Ordinary Shares and NewCo Warrants are expected to trade under the symbols “DCFC” and “DCFCW,” respectively.

(4)

Pursuant to Rule 416 of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of DCRN Class A Common Stock and DCRN warrants, respectively, reported on NASDAQ on September 21, 2021 ($9.89 per share of Class A Common Stock and $1.31 per DCRN Warrant). This calculation is in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(6)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $109.10 per $1.0 million of the proposed maximum aggregate offering price.
(7)	Represents NewCo Ordinary Shares issuable upon the exercise of the NewCo Warrants. No separate registration fee required pursuant to Rule 457(g).
(8)

Includes NewCo Ordinary Shares initially offered and sold outside the United States that may be resold from time to time in the United States under circumstances requiring the delivery of a prospectus. These NewCo Ordinary Shares are not being registered for the purpose of sales outside the United States.

(9)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Tritium DCFC Limited is filing this Amendment No. 4 to its registration statement on Form F-4 (File No. 333-259793) (the ‘‘Registration Statement”) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Item 21 of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1†**	Business Combination Agreement, dated May 25, 2021 by and among Decarbonization Plus Acquisition Corporation II, Tritium Holdings Ptd Ltd, Tritium DCFC Limited and Hulk Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

2.2**	First Amendment to the Business Combination Agreement, dated July 27, 2021 by and among Decarbonization Plus Acquisition Corporation II, Tritium Holdings Ptd Ltd, Tritium DCFC Limited and Hulk Merger Sub, Inc. (attached as Annex A-1 to the proxy statement/prospectus that forms a part of this registration statement).

3.1**	Constitution of Tritium DCFC Limited.

Exhibit Number	Description
3.2**	Form of Constitution of Tritium DCFC Limited (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).
4.1**	Form of Amended and Restated Registration Rights Agreement by and among Tritium DCFC Limited and the holders named therein (attached as Annex F to the proxy statement/prospectus that forms a part of this registration statement).
4.2**	Specimen Warrant Certificate of Decarbonization Plus Acquisition Corporation II (incorporated by reference to Exhibit 4.3 of Decarbonization Plus Acquisition Corporation II’s Registration Statement on Form S-1 (File No. 333-251980) filed with the SEC on January 19, 2021).
4.3**	Warrant Agreement, dated February 3, 2021, between Decarbonization Plus Acquisition Corporation II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Decarbonization Plus Acquisition Corporation II’s Current Report on Form 8-K filed with the SEC on February 9, 2021).
4.4**	Form of Warrant Assignment and Assumption Agreement among Decarbonization Plus Acquisition Corporation II, Tritium DCFC Limited, Continental Stock Transfer & Trust Company, Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent.
4.5**	Form of Amended and Restated Warrant Agreement between Tritium DCFC Limited, Computershare Inc. and Computershare Trust Company N.A.
5.1**	Opinion of Corrs Chambers Westgarth as to the validity of the NewCo Ordinary Shares to be issued.
5.2**	Opinion of Latham & Watkins LLP as to the validity of the NewCo Warrants to be issued.
8.1**	Opinion of Vinson & Elkins L.L.P. regarding certain U.S. tax matters.
8.2*	Opinion of Ernst & Young Global Limited regarding certain Australian tax matters.
10.1**	Sponsor Support Agreement, dated as of May 25, 2021, by and among Decarbonization Plus Acquisition Sponsor II, LLC, Decarbonization Plus Acquisition Corporation II, Tritium DCFC Limited and Tritium Holdings Pty Ltd (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).
10.2**	Commitment Agreement, dated as of May 25, 2021, by and among Decarbonization Plus Acquisition Corporation II, Tritium DCFC Limited and certain shareholders of Tritium Holdings Pty Ltd (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).
10.3**	Termination Fee Side Letter, dated as of May 25, 2021, by and among Decarbonization Plus Acquisition Corporation II and certain shareholders of Tritium Holdings Pty Ltd (attached as Annex E to the proxy statement/prospectus that forms a part of this registration statement).
10.4**	Exit Notice, dated as of May 17, 2021 (attached as Annex G to the proxy statement/prospectus that forms a part of this registration statement).
10.5**	Form of Share Transfer Agreement (attached as Annex H to the proxy statement/prospectus that forms a part of this registration statement).
10.6**	Form of Lock-Up Agreement (attached as Annex I to the proxy statement/prospectus that forms a part of this registration statement).
10.7**	Loan Funded Share Plan of Tritium Holdings Pty Ltd.
10.8**	Shadow Equity Employee Scheme of Tritium Technologies, LLC.
10.9**	Shadow Equity Employee Scheme of Tritium Technologies B.V.
10.10**	Shadow Equity Employee Scheme of Tritium Pty Ltd.
10.11**	Confirmation of Financial Support, dated July 15, 2021, by and among Tritium Holdings Pty Ltd and certain of its shareholders.
10.12**	Senior Loan Note Subscription Agreement, dated April 30, 2020, by and among Tritium Holdings Pty Ltd, Commonwealth Bank of Australia and the other parties named therein.
10.13**	First Amendment Deed - Senior Loan Note Subscription Agreement, dated July 22, 2021, by and among Tritium Holdings Pty Ltd, Commonwealth Bank of Australia and the other parties named therein.
10.14**	Shareholder Loan Agreement, dated May 5, 2020, by and between Tritium Holdings Pty Ltd and St. Baker Energy Holdings Pty Ltd.
10.15**	Employment Agreement, dated November 24, 2020, by and between Tritium Pty Ltd and Jane Hunter.
10.16**	Employment Agreement, dated September 17, 2021, by and between Tritium Pty Ltd and Michael Hipwood.

Exhibit Number	Description
10.17**	Employment Agreement, dated May 4, 2012, by and between Tritium Pty Ltd and Dr. David Finn.
10.18**	Form of Tritium DCFC Limited Incentive Plan.
10.19**	Subscription Agreement (with respect to January 2021 issuance) by and among Tritium Holdings Pty Ltd and the investors named therein.
10.20**	Subscription Agreement (with respect to May 2021 issuance) by and among Tritium Holdings Pty Ltd and the investors named therein.
10.21**	Senior Loan Note Subscription Agreement, dated December 7, 2021, by and among Tritium Holdings Pty Ltd, Commonwealth Bank of Australia and the other parties named therein.
21.1**	List of subsidiaries of Tritium DCFC Limited.
23.1**	Consent of PricewaterhouseCoopers
23.2**	Consent of WithumSmith+Brown, PC.
23.3**	Consent of Corrs Chambers Westgarth (included as part of Exhibits 5.1 hereto).
23.4**	Consent of Latham & Watkins LLP (included as part of Exhibit 5.2 hereto)
23.5**	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 8.1 hereto).
23.6*	Consent of Ernst & Young Global Limited (included as part of Exhibit 8.2 hereto).
24.1**	Powers of Attorney.
99.1**	Form of Proxy Card of Decarbonization Plus Acquisition Corporation II.
99.2**	Consent of Jane Hunter
99.3**	Consent of David Finn
99.4**	Consent of Robert Tichio
99.5**	Consent of Kenneth Braithwaite
99.6**	Consent of Kara Phillips
99.7**	Consent of Edward Hightower

*	Filed herewith
**	Previously filed

*** To be filed by amendment

†	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of Queensland, Australia on December 16, 2021.

Tritium DCFC Limited
By:	/s/ Jane Hunter
Name:	Jane Hunter
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on December 16, 2021.

Name		Title	Date
By:	* Jane Hunter	Chief Executive Officer (Principal Executive Officer)	December 16, 2021

By:	* Michael Hipwood	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2021

By:	* Jeffrey Phillips	Non-Executive Director	December 16, 2021

By:	* Brian Flannery	Non-Executive Director	December 16, 2021

By:	* Trevor St Baker	Non-Executive Director	December 16, 2021

*By:	/s/ Jane Hunter
Name:	Jane Hunter
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tritium DCFC Limited has duly caused this registration statement to be signed by the following duly authorized representative in the United States on December 16, 2021.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc., Authorized Representative in the United States